Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Restricted Stock Unit Agreement with Gregory S. Clark and Stock Option Agreement with Gregory S. Clark, of our reports dated June 8, 2011 with respect to the consolidated financial statements and schedule of Blue Coat Systems, Inc. and the effectiveness of internal control over financial reporting of Blue Coat Systems, Inc. included in its Annual Report (Form 10-K) for the year ended April 30, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

August 31, 2011